Exhibit 99.1

For Immediate Release

3M Reports Fourth-Quarter and Full-Year 2019 Results;

Implements New Global Operating Model and Streamlined Structure;

Provides Full-Year 2020 Guidance

Fourth-Quarter Highlights:

–	Sales of $8.1 billion, up 2.1 percent year-on-year
–	Organic local-currency sales declined 2.6 percent year-on-year
–	GAAP EPS of $1.66, includes charges of $0.49 per share from items not in prior guidance:
o	New operating model and streamlined structure resulted in restructuring charge of $0.20 per share
o	Significant litigation-related charge of $0.29 per share
–	Operating cash flow of $2.3 billion; free cash flow of $1.8 billion, with free cash flow conversion of 186 percent
–	Returned $1.0 billion to shareholders via dividends and gross share repurchases

Full-Year Highlights:

–	Sales of $32.1 billion, down 1.9 percent year-on-year
–	Organic local-currency sales declined 1.5 percent
–	GAAP EPS of $7.81 includes:
o	Significant litigation-related charges of $1.01 per share
o	Venezuela deconsolidation non-cash charge of $0.28 per share
o	Divestiture gain of $0.21 per share
–	Adjusted EPS of $9.10 excludes significant litigation-related charges and Venezuela deconsolidation non-cash charge
–	Operating cash flow of $7.1 billion; free cash flow of $5.4 billion (all-time record), up 10 percent year-on-year, with free cash flow conversion of 118 percent
–	Returned $4.7 billion to shareholders via dividends and gross share repurchases

ST. PAUL, Minn. – Jan. 28, 2020 − 3M (NYSE: MMM) today reported fourth-quarter and full-year 2019 results and provided its 2020 earnings outlook.

“Our team executed well in the fourth quarter and delivered results that were in-line with our expectations,” said Mike Roman, 3M chairman and chief executive officer. “While we continued to manage challenges in certain key end markets, we generated solid underlying margins and robust free cash flow.”

Roman continued, “We also continue to build for the future, including the launch of our new global operating model which represents the next phase of our transformation journey. As a result of our actions, we are well positioned to improve our performance, return to growth and deliver a successful 2020.”

Fourth-Quarter Results

Sales grew 2.1 percent year-on-year to $8.1 billion. Organic local-currency sales declined 2.6 percent while acquisitions, net of divestitures, increased sales by 5.1 percent. Foreign currency translation reduced sales by 0.4 percent year-on-year.

Total sales grew 25.4 percent in Health Care, were flat in Consumer, with declines of 4.8 percent in Safety and Industrial, and 6.2 percent in Transportation and Electronics. Organic local-currency sales increased 0.2 percent in Consumer, with declines of 0.2 percent in Health Care, 2.8 percent in Safety and Industrial, and 5.9 percent in Transportation and Electronics.

On a geographic basis, total sales grew 7.4 percent in the U.S., 1.2 percent in Latin America/Canada, with declines of 1.7 percent in Asia Pacific and 2.0 percent in EMEA (Europe, Middle East and Africa). Organic local-currency sales were flat in Latin America/Canada, with declines of 2.7 percent in both Asia Pacific and EMEA and 2.9 percent in the U.S.

Fourth-quarter GAAP earnings were $1.66 per share, a decrease of 27 percent year-on-year. This result includes the company’s previously mentioned pre-tax restructuring charge of $134 million, or $0.20 per share, and a significant litigation-related pre-tax charge of $214 million, or $0.29 per share. Neither of these items was included in 3M’s prior earnings guidance. Fourth-quarter 2018 GAAP earnings were $2.27 per share which included a net charge for tax adjustments of $0.04 per share related to both the Tax Cuts and Jobs Act (TCJA) and its first-quarter 2018 legal settlement, and a $0.02 per share net benefit from a divestiture gain, net of actions.

Excluding the impact of the significant litigation-related charges, fourth quarter 2019 adjusted earnings were $1.95 per share versus $2.31 per share in the fourth quarter 2018, adjusting for last year’s tax-related items, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

Fourth-quarter operating income was $1.3 billion with operating margins of 16.3 percent. These results include a combined negative operating income impact of $348 million, or a minus 4.3 percentage point operating margin impact, from the company’s restructuring and significant litigation-related charges.

The company’s operating cash flow was $2.3 billion, contributing to conversion of 186 percent of net income to free cash flow, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M paid $828 million in cash dividends to shareholders and repurchased $164 million of its own shares during the quarter.

Accelerating the Pace of 3M’s Transformation Journey

Today, 3M announced the next step in its transformation journey, which includes a new global operating model and streamlined organizational structure.

As a result of these actions, 3M initiated a restructuring that will reduce approximately 1,500 positions, spanning all business groups, functions and geographies. On a pre-tax basis, 3M took a restructuring charge of $134 million in the fourth quarter of 2019. The company expects annual pre-tax savings of $110 million to $120 million, with $40 million to $50 million in 2020.

3M today issued a separate press release with more details on these changes.

Significant Litigation-Related PFAS Update

During the fourth quarter, 3M updated its evaluation of customer-related PFAS (Per-and polyfluoroalkyl substances) litigation based on continued, productive settlement discussions with multiple parties. As previously disclosed, 3M has been engaged in mediation and resolution negotiations in multiple cases.

In addition, during the fourth quarter the company updated its assessment of environmental matters and litigation related to its historical PFAS manufacturing operations and expanded its evaluation of other 3M sites that may have used certain PFAS-containing material and locations at which they were disposed.

As a result of these actions during the fourth quarter, the company recorded a significant litigation-related pre-tax charge of $214 million, or $0.29 cents per share.

Fourth-Quarter Business Group Discussion

Safety and Industrial

•	Sales of $2.8 billion, down 4.8 percent in U.S. dollars. Organic local-currency sales decreased 2.8 percent, foreign currency translation decreased sales by 0.6 percent and divestitures decreased sales by 1.4 percent.
•	On an organic local-currency basis:
• Sales increased in personal safety and roofing granules; declined in electrical markets, industrial adhesives and tapes, automotive aftermarket, abrasives, and closure and masking.
• Sales grew in Latin America/Canada; declined in Asia Pacific, the U.S. and EMEA.
•	Operating income was $586 million, a decrease of 12 percent year-on-year; operating margins of 20.9 percent.

Transportation and Electronics

•	Sales of $2.3 billion, down 6.2 percent in U.S. dollars. Organic local-currency sales decreased 5.9 percent, foreign currency translation decreased sales by 0.3 percent.
•	On an organic local-currency basis:
• Sales increased in transportation safety; declined in commercial solutions, advanced materials, electronics, and automotive and aerospace.
• Sales declined in Asia Pacific, EMEA, Latin America/Canada and the U.S.
•	Operating income was $475 million, a decrease of 21 percent year-on-year; operating margins of 20.8 percent.

Health Care

•	Sales of $2.1 billion, up 25.4 percent in U.S. dollars. Organic local-currency sales decreased 0.2 percent, foreign currency translation decreased sales by 0.4 percent and acquisitions increased sales by 26.0 percent.
•	On an organic local-currency basis:
• Sales grew in food safety, health information systems, drug delivery, medical solutions; sales declined in separation and purification and oral care.
• Sales grew in Latin America/Canada, EMEA and Asia Pacific; declined in the U.S.
•	Operating income was $457 million, a decrease of 4.6 percent year-on-year; operating margins were 21.3 percent.

Consumer

•	Sales of $1.3 billion, flat in U.S. dollars. Organic local-currency sales increased 0.2 percent and foreign currency translation decreased sales by 0.2 percent.
•	On an organic local-currency basis:
• Sales grew in home improvement and home care; sales declined in stationery and office supplies, and consumer health care.
• Sales grew in Latin America/Canada and the U.S.; sales declined in EMEA and Asia Pacific.
•	Operating income was $296 million, up 14 percent year-on-year; operating margins were 23.4 percent.

Full-Year 2019 Results

Full-year 2019 GAAP earnings were $7.81 per share, a decrease of 12 percent. During the year, the company recorded charges totaling $1.29 per share for significant litigation-related charges and the deconsolidation of the company’s Venezuelan subsidiary. Full-year 2018 GAAP earnings were $8.89 per share, which included charges totaling $1.57 per share for significant litigation-related charges and measurement period accounting for the Tax Cuts and Jobs Act (TCJA).

Excluding the above items, 2019 adjusted earnings were $9.10 per share versus 2018 adjusted earnings of $10.46, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section. During 2019, the company recorded an earnings benefit of $0.21 per share from the divestiture of its gas and flame detection business. In 2018, the company recorded an earnings benefit of $0.50 per share from the divestiture of its communication markets business, net of related restructuring actions.

Sales declined 1.9 percent to $32.1 billion with an organic local-currency sales decline of 1.5 percent. The combination of acquisitions and divestitures increased sales 1.3 percent. Foreign currency translation decreased sales 1.7 percent. Full-year operating income margins were 19.2 percent, while adjusted operating margins were 21.6 percent.

The company’s operating cash flow was $7.1 billion, contributing to conversion of 118 percent of net income to free cash flow for the year. In addition, 3M generated 17.5 percent return on invested capital. Refer to the “Supplemental Financial Information Non-GAAP Measures” section. The net impact from significant litigation-related charges, Venezuela deconsolidation, and gas and flame detection business divestiture gain increased full-year free cash flow conversion by 9 percentage points and reduced return on invested capital by 2 percentage points.

For the full year, 3M paid $3.3 billion in cash dividends to shareholders and repurchased $1.4 billion of its own shares.

Full-Year 2020 Outlook

3M initiated its full-year 2020 guidance with earnings expected to be in the range of $9.30 to $9.75 per share. The company expects its full-year organic local-currency growth in the range of flat to 2 percent. 3M also expects its full-year free cash flow conversion to be in the range of 95 to 105 percent and return on invested capital of 18 to 21 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

3M will conduct an investor teleconference at 9:00 a.m. EST (8:00 a.m. CST) today. Investors can access this conference via the following:

•	Live webcast at http://investors.3M.com.
•	Live telephone:
Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•	Webcast replay:
Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•	Telephone replay:
Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21930635). The telephone replay will be available until 11:30 a.m. EST (10:30 a.m. CST) on Feb. 4, 2020.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company's credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2018, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$8,111	$7,945	$32,136	$32,765

Operating expenses
Cost of sales	4,325	4,060	17,136	16,682
Selling, general and administrative expenses	1,940	1,682	7,029	7,602
Research, development and related expenses	521	437	1,911	1,821
Gain on sale of businesses	—	(17)	(114)	(547)

Total operating expenses	6,786	6,162	25,962	25,558

Operating income	1,325	1,783	6,174	7,207

Other expense (income), net	113	63	462	207

Income before income taxes	1,212	1,720	5,712	7,000

Provision for income taxes	242	371	1,130	1,637

Net income including noncontrolling interest	$970	$1,349	$4,582	$5,363

Less: Net income attributable to noncontrolling interest	1	2	12	14

Net income attributable to 3M	$969	$1,347	$4,570	$5,349

Weighted average 3M common shares outstanding – basic	576.3	580.7	577.0	588.5
Earnings per share attributable to 3M common shareholders – basic	$1.68	$2.32	$7.92	$9.09

Weighted average 3M common shares outstanding – diluted	582.7	592.6	585.1	602.0
Earnings per share attributable to 3M common shareholders – diluted	$1.66	$2.27	$7.81	$8.89

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$2,353	$2,853
Marketable securities – current	98	380
Accounts receivable – net	4,791	5,020
Inventories	4,134	4,366
Prepaids	704	741
Other current assets	891	349
Total current assets	12,971	13,709
Property, plant and equipment – net	9,333	8,738
Operating lease right of use assets	858	—
Goodwill and intangible assets – net	19,823	12,708
Other assets	1,674	1,345
Total assets	$44,659	$36,500

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,795	$1,211
Accounts payable	2,228	2,266
Accrued payroll	702	749
Accrued income taxes	194	243
Operating lease liabilities – current	247	—
Other current liabilities	3,056	2,775
Total current liabilities	9,222	7,244
Long-term debt	17,518	13,411
Other liabilities	7,793	5,997
Total liabilities	$34,533	$26,652

Total equity	$10,126	$9,848
Shares outstanding
December 31, 2019: 575,184,835 shares
December 31, 2018: 576,575,168 shares
Total liabilities and equity	$44,659	$36,500

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Year ended
	December 31,
	2019	2018
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$7,070	$6,439

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,699)	(1,577)
Acquisitions, net of cash acquired	(4,984)	13
Purchases and proceeds from sale or maturities of marketable securities and investments – net	(192)	669
Proceeds from sale of businesses, net of cash sold	236	846
Other investing activities	195	271

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(6,444)	222

Cash flows from financing activities:
Change in debt	3,249	933
Purchases of treasury stock	(1,407)	(4,870)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	547	485
Dividends paid to shareholders	(3,316)	(3,193)
Other financing activities	(197)	(56)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,124)	(6,701)

Effect of exchange rate changes on cash and cash equivalents	(2)	(160)

Net increase (decrease) in cash and cash equivalents	(500)	(200)
Cash and cash equivalents at beginning of year	2,853	3,053

Cash and cash equivalents at end of period	$2,353	$2,853

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions, except full-year 2020 forecast)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
Major GAAP Cash Flow Categories	2019	2018	2019	2018

Net cash provided by (used in) operating activities	$2,338	$2,258	$7,070	$6,439
Net cash provided by (used in) investing activities	(5,299)	(416)	(6,444)	222
Net cash provided by (used in) financing activities	(2,451)	(2,152)	(1,124)	(6,701)

Free Cash Flow (non-GAAP measure)					Full-Year 2020 Forecast (Billions)

Net cash provided by (used in) operating activities	$2,338	$2,258	$7,070	$6,439	$6.9 to $7.6
Purchases of property, plant and equipment	(538)	(531)	(1,699)	(1,577)	($1.6 to $1.8)
Free cash flow (a)	1,800	1,727	5,371	4,862	$5.1 to $6.0

Net income attributable to 3M	$969	$1,347	$4,570	$5,349	$5.4 to $5.7
Free cash flow conversion (a)	186%	128%	118%	91%	95% to 105%

(a)	Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

	December 31,	December 31,
Net Debt (non-GAAP measure)	2019	2018
Total debt	$20,313	$14,622
Less: Cash, cash equivalents and marketable securities	2,494	3,270
Net debt (b)	$17,819	$11,352

(b)	Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Dollars in millions, except full-year 2020 forecast)

(Unaudited)

	Twelve months ended	Twelve months ended	Full Year Estimated
Return on Invested Capital (non-GAAP measure)	December 31 2019	December 31 2018	2020 (in billions)
Net income including non-controlling interest	$4,582	$5,363	$5.4 to $5.7
Interest expense (after-tax) (1)	359	268	~$0.4
Adjusted net income (Return)	$4,941	$5,631	$5.8 to $6.1

Average shareholders' equity (including non-controlling interest) (2)	$10,198	$10,407	$11.0 to $12.0
Average short-term and long-term debt (3)	17,982	14,912	$18.0 to $20.0
Average invested capital	$28,180	$25,318	$29.0 to $32.0

Return on invested capital (non-GAAP measure) (c)	17.5%	22.2%	18% to 21%

(1) Effective income tax rate used for interest expense	19.8%	23.4%	20% to 21%

(2) Calculation of average equity (includes non-controlling interest)
Ending total equity as of:
March 31	$9,757	$11,039
June 30	10,142	10,428
September 30	10,764	10,311
December 31	10,126	9,848
Average total equity	$10,198	$10,407

(3) Calculation of average debt
Ending short-term and long-term debt as of:
March 31	$16,370	$15,660
June 30	15,806	14,519
September 30	19,439	14,846
December 31	20,313	14,622
Average short-term and long-term debt	$17,982	$14,912

(c)	Return on Invested Capital (ROIC) is not defined under U.S. generally accepted accounting principles. Therefore, ROIC should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines ROIC as adjusted net income (net income including non-controlling interest plus after-tax interest expense) divided by average invested capital (equity plus debt). The Company believes ROIC is meaningful to investors as it focuses on shareholder value creation.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Q4 2018 GAAP	$1,783	22.4%	$1,720	$371	21.6%	$1,347	$2.27
Adjustment for significant litigation-related charges				(60)		60	0.11
Adjustment for measurement period accounting of TCJA				41		(41)	(0.07)
Q4 2018 adjusted amounts (non-GAAP measures) (d)	$1,783	22.4%	$1,720	$352	20.5%	$1,366	$2.31

Q4 2019 GAAP	$1,325	16.3%	$1,212	$242	19.9%	$969	$1.66	(26.9)%
Adjustment for significant litigation-related charges	214		214	48		166	0.29
Q4 2019 adjusted amounts (non-GAAP measures) (d)	$1,539	19.0%	$1,426	$290	20.3%	$1,135	$1.95	(15.6)%

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Full year 2018 GAAP	$7,207	22.0%	$7,000	$1,637	23.4%	$5,349	$8.89
Adjustment for significant litigation-related charges	897		897	127		770	1.28
Adjustment for measurement period accounting of TCJA				(176)		176	0.29
Full year 2018 adjusted amounts (non-GAAP measures) (d)	$8,104	24.7%	$7,897	$1,588	20.1%	$6,295	$10.46

Full year 2019 GAAP	$6,174	19.2%	$5,712	$1,130	19.8%	$4,570	$7.81	(12.1)%
Adjustment for significant litigation-related charges	762		762	172		590	1.01
Adjustment for loss on deconsolidation of Venezuelan subsidiary			162	—		162	0.28
Full year 2019 adjusted amounts (non-GAAP measures) (d)	$6,936	21.6%	$6,636	$1,302	19.6%	$5,322	$9.10	(13.0)%

(d)	In 2019, the Company recorded significant litigation-related charges of $762 million ($590 million after tax) related to PFAS (certain perfluorinated compounds) matters and coal mine dust respirator mask lawsuits of which $214 million ($166 million after tax) occurred in the fourth quarter. In 2018, 3M recorded significant litigation-related charges of $897 million ($770 million after tax) related to PFAS matters of which a tax expense of $60 million occurred in the fourth quarter. In the second quarter of 2019, 3M recorded a pre-tax charge of $162 million related to deconsolidation of the Company’s Venezuelan subsidiary. During 2018, the Company recorded a net tax expense of $176 related to measurement period adjustments to the provisional amounts recorded in 2017 from the enactment of the Tax Cuts and Jobs Act (TCJA), of which a tax benefit of $41 million occurred in the fourth quarter.

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impacts of significant litigation-related charges, deconsolidation of the Company’s Venezuelan subsidiary and measurement period adjustments to the enactment of the TCJA. These items represent significant amounts that impacted the Company’s financial results. Operating income, income before taxes, net income, earnings per share, and effective tax rate are all measures for which 3M provides the reported GAAP measure and an adjusted measure. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (e)

(Unaudited)

	Three months ended December 31, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide
Volume – organic	(4.6)%	(2.0)%	(4.2)%	(0.2)%	(3.4)%
Price	1.7	(0.7)	1.5	0.2	0.8
Organic local-currency sales	(2.9)	(2.7)	(2.7)	—	(2.6)
Acquisitions	10.6	1.0	4.0	2.9	5.6
Divestitures	(0.3)	(0.1)	(1.8)	(0.1)	(0.5)
Translation	—	0.1	(1.5)	(1.6)	(0.4)
Total sales change	7.4%	(1.7)%	(2.0)%	1.2%	2.1%

	Three months ended December 31, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change
Safety and Industrial	(2.8)%	—%	(1.4)%	(0.6)%	(4.8)%
Transportation and Electronics	(5.9)	—	—	(0.3)	(6.2)
Health Care	(0.2)	26.0	—	(0.4)	25.4
Consumer	0.2	—	—	(0.2)	—
Total Company	(2.6)%	5.6%	(0.5)%	(0.4)%	2.1%

	Year ended December 31, 2019
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	Wide
Volume – organic	(1.9)%	(2.8)%	(2.2)%	0.3%	(2.1)%
Price	0.8	(0.1)	1.3	0.8	0.6
Organic local-currency sales	(1.1)	(2.9)	(0.9)	1.1	(1.5)
Acquisitions	4.1	0.3	1.0	0.8	2.0
Divestitures	(0.5)	(0.2)	(1.9)	(0.6)	(0.7)
Translation	—	(1.7)	(4.6)	(3.3)	(1.7)
Total sales change	2.5%	(4.5)%	(6.4)%	(2.0)%	(1.9)%

	Year ended December 31, 2019
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change
Safety and Industrial	(3.3)%	—%	(1.7)%	(2.1)%	(7.1)%
Transportation and Electronics	(3.5)	—	—	(1.5)	(5.0)
Health Care	1.6	9.4	(0.1)	(2.0)	8.9
Consumer	1.3	—	—	(1.2)	0.1
Total Company	(1.5)%	2.0%	(0.7)%	(1.7)%	(1.9)%

(e)	Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales includes both organic volume impacts (which excludes acquisition and divestiture impacts), and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

Effective in the second quarter of 2019, to enable the Company to better serve global customers and markets, the Company made the following changes to its business segments:

Realignment of the Company’s business segments from five to four

The Company realigned its former five business segments into four: Safety and Industrial; Transportation and Electronics; Health Care; and Consumer. Existing divisions were largely realigned to this new structure. In addition, certain retail auto care product lines formerly in the Automotive Aftermarket Division (now within the Safety and Industrial business segment) were moved to the Construction and Home Improvement Division (within the Consumer business segment). Also, product lines relating to the refrigeration filtration business, formerly included in the Separation and Purification Sciences Division (now within the Health Care business segment) were moved to Other Safety and Industrial (within the Safety and Industrial business segment). 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. Dual credit, which is based on which business segment provides customer account activity with respect to a particular product sold in a specific country, was reduced as a result of the closer alignment between customer account activity and their respective markets. The four business segments are as follows:

Safety and Industrial:  This segment includes businesses that serve the global industrial, electrical and safety markets. This business segment consists of personal safety, industrial adhesives and tapes, abrasives, closure and masking systems, electrical markets, automotive aftermarket, and roofing granules. This segment also includes the Communication Markets Division (which was substantially sold in 2018) and the refrigeration filtration product lines (within Other Safety and Industrial).

Transportation and Electronics: This segment includes businesses that serve global transportation and electronic original equipment manufacturer (OEM) customers. This business segment consists of electronics (display materials and systems, electronic materials solutions), automotive and aerospace, commercial solutions, advanced materials, and transportation safety.

Health Care: This business segment serves the global healthcare industry and includes medical solutions, oral care, separation and purification sciences, health information systems, drug delivery systems, and food safety.

Consumer: This business serves global consumers and consists of home improvement, stationery and office supplies, home care, and consumer health care. This segment also includes, within the Construction and Home Improvement Division, certain retail auto care product lines.

In addition, as part of 3M’s continuing effort to improve the alignment of its businesses around markets and customers, the Company made the following changes, effective in the first quarter of 2019, and other revisions impacting business segment reporting:

Continued alignment of customer account activity

As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This largely impacted the amount of dual credit certain business segments receive as a result of sales district attribution. 3M business segment reporting measures include dual credit to business segments for certain sales and operating income. This dual credit is based on which business segment provides customer account activity with respect to a particular product sold in a specific country.

Creation of Closure and Masking Systems Division and Medical Solutions Division

3M created the Closure and Masking Systems Division, which combines the masking tape, packaging tape and personal care portfolios formerly within Industrial Adhesives and Tapes Division in the former Industrial business segment into a separate division also within the former Industrial business segment. 3M created the Medical Solutions Division in the Health Care business segment, which combines the former Critical and Chronic Care Division and Infection Prevention Division (which were also both within the Health Care business segment).

3M Company and Subsidiaries

BUSINESS SEGMENTS – (CONTINUED)

(Dollars in millions)

(Unaudited)

Additional actions impacting business segment reporting

The business associated with certain safety products sold through retail channels in the Asia Pacific region was realigned from the Personal Safety Division within the former Safety and Graphics business segment to the Construction and Home Improvement Division within the Consumer business segment. In addition, certain previously non-allocated costs related to manufacturing and technology of centrally managed material resource centers of expertise within Corporate and Unallocated are now reflected as being allocated to the business segments.

The financial information presented herein reflects the impact of these changes for all periods presented. Refer to 3M’s Current Reports on Form 8-K furnished on March 8, 2019 and May 30, 2019, for additional supplemental unaudited historical business segment net sales and operating income information.

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
NET SALES	December 31,		December 31,
(Millions)	2019	2018	2019	2018
Safety and Industrial	$2,811	$2,952	$11,607	$12,494
Transportation and Electronics	2,290	2,441	9,602	10,106
Health Care	2,141	1,708	7,431	6,826
Consumer	1,268	1,267	5,089	5,086
Corporate and Unallocated	12	3	110	50
Elimination of Dual Credit	(411)	(426)	(1,703)	(1,797)

Total Company	$8,111	$7,945	$32,136	$32,765

BUSINESS SEGMENT INFORMATION	Three months ended		Year ended
OPERATING INCOME	December 31,		December 31,
(Millions)	2019	2018	2019	2018
Safety and Industrial	$586	$670	$2,648	$3,423
Transportation and Electronics	475	598	2,221	2,649
Health Care	457	478	1,863	1,921
Consumer	296	260	1,105	1,071
Corporate and Unallocated (f)	(385)	(116)	(1,243)	(1,409)
Elimination of Dual Credit	(104)	(107)	(420)	(448)

Total Company	$1,325	$1,783	$6,174	$7,207

(f)	Corporate and Unallocated operating income was impacted by significant litigation-related charges in both 2019 and 2018 as described in note (d).

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 96,000 employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Jennifer Ehrlich, 651-736-9430